Exhibit 10.6

March 5, 2025

Christian Koji Ericson

Salt Lake City, UT

Dear Christian:

Red Cat Holdings, a Nevada corporation (the “Company,”) is pleased to make this offer of employment pursuant to the following terms and conditions:

1.	Position. You will start in a full-time position as a Chief Financial Officer beginning on the date agreed upon with your hiring manager. You will report to Jeffrey Thompson, CEO, and have the duties and responsibilities customarily associated with such position and such other duties as may be assigned by Jeffrey Thompson. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Compensation and Employee Benefits. You will be paid an annualized salary of $230,000 per year, which will be paid semi-monthly in accordance with the Company’s standard payroll procedures, along with a year-end cash bonus of up to 50% of your annual salary. Upon acceptance of this offer, you will be granted 50,000 Restricted Stock Units (RSUs). Vesting will occur in two equal installments: 50% on the first anniversary of your hire date and the remaining 50% on the second anniversary. This position is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours worked in excess of 40 in a given workweek. You will also be eligible to participate in Company-sponsored benefits as offered to other similarly situated employees and other benefits as they are adopted and introduced subject to the terms of such benefit plans and policies. You will be entitled to certain vacation benefits, in accordance with the Company’s vacation policy for employees, with the timing and duration of specific vacations to be mutually and reasonably agreeable to you and your manager. You will also be eligible to make contributions to a 401(k) sponsored by the Company. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

3.	Employment Relationship. Your employment with the Company is for no specific period of time and constitutes “at will” employment. Please see the attached agreement regarding the terms of your employment relationship with the Company.

4.	Outside Activities. During the term of your employment, you agree that you will not engage in any other employment, consulting, or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

5.	Federal Immigration Law. As required by federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

6.	Entire Agreement. This offer letter may not be modified or amended except by express written agreement that is signed by you and by the CEO of the Company. This offer, if not accepted, will expire at the close of business on March 14, 2025. This job offer is contingent upon completion of a background check.

We are very excited about your decision to join our team, and hope that you find the foregoing terms acceptable. To indicate your agreement with these terms and acceptance of our offer, please sign and date this letter.

Sincerely,

Jeffrey Thompson,
CEO

I HAVE READ AND ACCEPT

THIS OFFER OF EMPLOYMENT:

Signature:

Name:

Dated: